Exhibit 4(c)

                        CERTIFICATE OF DESIGNATIONS
                                     OF
           CLASS A $.05 NON-CUMULATIVE PARTICIPATING CONVERTIBLE
                              PREFERRED STOCK
                                     OF
                                MAXXAM INC.

                       Pursuant to Section 151 of the
                       General Corporation Law of the
                             State of Delaware

     MAXXAM Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation as of July 5, 1994, pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the
Corporation:

          RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provision of its Restated Certificate of Incorporation, the Board of Directors hereby increases the number of authorized shares of Class A $.05 Non-Cumulative Participating Convertible Preferred Stock ("Class A Preferred stock") by 308,239 shares, for a total of 1,678,239 authorized shares of Class A Preferred Stock.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed in its name and on its behalf on this 6th day of July, 1994, by an officer of the Corporation who acknowledges that this Certificate of Designations is the act of the Corporation and that to the best of his knowledge, information and belief and under penalties for perjury, all matters and facts contained in this Certificate of Designations with respect to authorization and approval thereof are true in all material respects.

                                        MAXXAM INC.


                                        By:        BYRON L. WADE
                                                   Byron L. Wade
                                           Vice President, Secretary and
                                               Deputy General Counsel


ATTEST:


          NAWASA LAFFERTY
          Nawasa Lafferty
        Assistant Secretary